Exhibit 107

CALCULATION OF FILING FEE TABLES

FORM S-8

(Form Type)

TE Connectivity Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, CHF0.57 par value per share, reserved for issuance pursuant to the TE Connectivity Ltd. 2024 Stock and Incentive Plan	Rule 457(c) and Rule 457(h)	19,939,500		$2,800,702,170 (1)(2)	$147.60 per $1,000,000	$413,383.64
Total Offering Amounts							$413,383.64
Total Fee Offsets							$–
Net Fee Due							$413,383.64

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional common shares, CHF0.57 par value per share (the “Common Shares”), of TE Connectivity Ltd., which may be offered and issued to prevent dilution resulting from share splits, share distributions or similar transactions.

(2) Estimated in accordance with Rules 457(c) and 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $140.46 per share, the average of the high and low sale prices of the Common Shares, as quoted on the New York Stock Exchange, on March 11, 2024.